Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2022 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE,
2023 OPERATING PLAN AND MARKET GUIDANCE

DALLAS, Texas, February 21, 2023 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the fourth quarter and full year 2022. A slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2022 earnings release and 2023 operating plan is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “The fourth quarter of 2022 was a strong finish to another record year for Matador, and we look forward to an even better year in 2023. For additional information regarding our operational and financial results in 2022 as well as our 2023 plans, please see the set of seven slides identified as ‘Chairman’s Remarks’ (Slides A through G) on both our website and during the webcast planned for tomorrow’s earnings conference call.

“In the fourth quarter of 2022, we achieved record quarterly production of 111,700 barrels of oil and natural gas equivalent (“BOE”) per day, despite the impact of adverse weather in the Delaware Basin in late December 2022. In addition, our Board adopted a new dividend policy in December 2022 pursuant to which we recently announced an increase to our dividend to $0.15 per share payable on March 9, 2023 to shareholders of record on February 27, 2023, which is an increase of 50% over our prior quarterly dividend of $0.10 per share (see Slide A).

“During 2022, the Company achieved record oil production of 21.9 million barrels and record natural gas production of 99.3 billion cubic feet, resulting in record annual production of 38.5 million BOE, or 105,500 BOE per day, which was an increase of 22% as compared to 2021. Importantly and notably, 2022 is the first year in Matador’s history that we have exceeded 100,000 BOE per day on an annual basis (see Slide B). This record production was accompanied by record financial results in 2022, including record net income (GAAP) of $1.21 billion and record Adjusted EBITDA (non-GAAP) of $2.13 billion, both of which were increases of over 100% as compared to 2021. Matador’s 2022 earnings per share (GAAP) also increased over 100% from $4.91 per diluted share in 2021 to $10.11 per diluted share in 2022. In addition, Matador’s midstream joint venture, San Mateo, had an outstanding year with record net income (GAAP) of $147 million and record Adjusted EBITDA (non-GAAP) of $198 million (see Slide C).

“The generation of record net cash provided by operating activities (GAAP) of $1.98 billion and record adjusted Free Cash Flow (non-GAAP) of $1.22 billion during 2022 allowed us to not only repay a significant portion of our debt, including all the outstanding borrowings under our reserves-based commercial credit facility but also to repurchase over $350 million of our outstanding senior notes in open market transactions during 2022. We ended the year with a leverage ratio of 0.1x, which is the lowest leverage ratio for Matador since it became a publicly-traded company in early 2012 (see Slide D). Matador also ended 2022 with an annual increase of 10% to its 2022 total proved oil and natural gas reserves of 357 million BOE, which is an all-time high for Matador.

“These record operational and financial results during 2022 provided us the financial strength to announce in January that we had entered into a definitive agreement to acquire Advance Energy Partners Holdings, LLC (“Advance”) for an initial cash payment of $1.6 billion, subject to customary closing adjustments, including possible additional cash consideration depending on the price of oil during 2023 (see Slide E). This strategic bolt-on acquisition is expected to close in the second quarter of 2023, and we intend to fund it with a combination of cash on hand, free cash flow prior to closing and borrowings under our credit agreement, under which we expect to increase our elected commitment in connection with the acquisition of Advance. We are excited by the opportunity to develop this new quality acreage that will compete for capital immediately following closing of the Advance acquisition. This new acreage also provides expansion opportunities for our wholly-owned midstream subsidiary, Pronto Midstream, which we expect will provide us with operational advantages as we develop the Advance properties (see Slide F).

“While we are pleased with the record results of 2022, we are even more excited about the opportunities ahead for Matador in 2023 and in future years. The integration of the Advance assets will add to our increasing high quality inventory locations and provide opportunities for continued growth. Advance currently has one drilling rig operating on these assets, and we expect to continue drilling on this acreage and increase the number of our operated drilling rigs from seven to eight drilling rigs following the closing of the acquisition. Our production estimates for 2023 only include production from the Advance properties following closing of the acquisition, which we expect to occur in the second quarter of 2023, because any production revenues from the Advance assets prior to the closing date will be part of the purchase price adjustment at closing.

“During 2023, we anticipate turning to sales over 90 net operated wells for the first time in the Company’s history. These wells are expected to be diversified across our asset areas and include, among others, (i) eight gross (7.7 net) wells in the Rodney Robinson leasehold and eight gross (8.0 net) wells in the Stateline asset area in the first half of the year, and (ii) 21 gross (20.4 net) wells on the Advance properties, 18 gross (11.5 net) wells in and around our Stebbins leasehold in the Arrowhead asset area and nine gross (8.3 net) wells in the Wolf asset area in the second half of the year (see Slide G). We expect to turn to sales the remaining horizontal wells in our 2023 plan in our other asset areas. Our 2023 plan and current drilling rig contracts also provide us flexibility to reduce the number of drilling rigs that we operate in the event that oil and natural gas prices substantially decrease.

“Our operation groups continue to execute at a high level, and we expect drilling and completion capital efficiencies to carry forward into 2023 to help mitigate service cost inflation. Earlier this month, our MaxCom Operations Center, where we have engineers and geologists monitoring our drilling operations 24 hours a day, 365 days a year, celebrated its fifth year in service. This MaxCom Operations Center, together with improved processes and refined targeting, continue to provide the Company with drilling cost reductions, improved well performance and production gains.

“The Board and I are grateful for the continued support of our friends and shareholders. We believe that we are better together and are excited for the future of Matador as we continue to create value for our stakeholders through a disciplined approach to developing our excellent Delaware Basin, South Texas and North Louisiana assets while still achieving our overall aim of generating free cash flow, paying regular dividends, strengthening the balance sheet, making accretive acquisitions and expanding our midstream business.”

Fourth Quarter 2022 Operational and Financial Highlights
•Record quarterly average production of 111,700 BOE per day (62,300 barrels of oil per day)
•Net cash provided by operating activities of $446.5 million
•Adjusted free cash flow of $249.3 million
•Net income of $253.8 million, or $2.11 per diluted common share
•Adjusted net income of $249.9 million, or $2.08 per diluted common share
•Adjusted EBITDA of $461.8 million
•San Mateo net income of $37.0 million
•San Mateo Adjusted EBITDA of $52.3 million
•Increased quarterly dividend policy to $0.15 per diluted common share, or $0.60 per annum, a 50% increase

Full Year 2022 Operational and Financial Highlights
•Record annual average production of 105,500 BOE per day (60,100 barrels of oil per day) – the first year the Company has averaged over 100,000 BOE per day
•Record annual net cash provided by operating activities of $1.98 billion
•Record adjusted Free Cash Flow of $1.22 billion
•Net income of $1.21 billion, or $10.11 per diluted common share
•Adjusted net income of $1.26 billion, or $10.53 per diluted common share
•Adjusted EBITDA of $2.13 billion
•San Mateo net income of $147.2 million
•San Mateo Adjusted EBITDA of $198.0 million
•Record low leverage ratio of 0.1x at December 31, 2022

2023 Guidance Highlights (pro forma for the Advance acquisition)
•Oil production guidance of 26.4 to 27.3 million barrels
•Natural gas production guidance of 107.7 to 113.7 billion cubic feet
•Total production guidance of 44.35 to 46.25 million BOE, or 121,500 to 126,700 BOE per day
•Drilling, completing and equipping capital expenditures of $1.18 to 1.32 billion
•Midstream capital expenditures of $150 to 200 million

Note: All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA, adjusted free cash flow and PV-10 and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Operational Update

The table below provides a summary of Matador’s production for the fourth quarter of 2022, which exceeded the Company’s expectations. The primary driver behind this outperformance was better-than-expected production from the 15 most recent Stateline wells turned to sales this year. In addition, several anticipated incremental shut-ins in the Rodney Robinson leasehold due to the Company’s offset completions were deferred from the fourth quarter of 2022 to the first quarter of 2023. Matador’s fourth quarter production exceeded its expectations despite weather-related downtime in late December due to the good work of the field staff. The Company estimates that the December 2022 winter storm impacted the Company’s production by less than 1%.

		Production Change (%)
Production	Q4 2022 Average Daily Volume	Sequential(1)	Guidance(2)	Difference(3)	YoY(4)
Total, BOE per day	111,735	+6%	flat to +2%	+5%	+28%
Oil, Bbl per day	62,316	+4%	+1% to +3%	+2%	+25%
Natural Gas, MMcf per day	296.5	+10%	(1%) to +1%	+10%	+32%
(1) As compared to the third quarter of 2022.
(2) Production change previously projected, as provided on October 25, 2022.
(3) As compared to midpoint of guidance provided on October 25, 2022.
(4) Represents year-over-year percentage change from the fourth quarter of 2021.

During the fourth quarter of 2022, Matador turned to sales 24 gross (15.4 net) operated horizontal wells. The table below provides a summary of our operated and non-operated activity in the fourth quarter of 2022.

Fourth Quarter 2022 Quarterly Well Count
	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	—	—	—	—	—	—	No wells turned to sales in Q4 2022
Antelope Ridge	4	1.7	—	—	4	1.7	2-2BS, 2-1BS
Arrowhead	2	1.1	2	0.4	4	1.5	4-2BS
Ranger	12	8.8	—	—	12	8.8	2-WC A, 4-3BS, 5-2BS, 1-1BS
Rustler Breaks	6	3.8	3	0.1	9	3.9	4-WC B, 1-WC A, 1-3BS Carb, 1-2BS, 1-1BS, 1-BYCN
Stateline	—	—	—	—	—	—	No wells turned to sales in Q4 2022
Wolf/Jackson Trust	—	—	—	—	—	—	No wells turned to sales in Q4 2022
Delaware Basin	24	15.4	5	0.5	29	15.9
South Texas	—	—	—	—	—	—	No wells turned to sales in Q4 2022
Haynesville Shale	—	—	—	—	—	—	No wells turned to sales in Q4 2022
Total	24	15.4	5	0.5	29	15.9

Note: WC = Wolfcamp; BS = Bone Spring; BS Carb = Bone Spring Carbonate; BYCN = Brushy Canyon. For example, 2-2BS indicates two Second Bone Spring completions and 2-WC A indicates two Wolfcamp A completions.

Financial Update

Matador’s fourth quarter 2022 net income was $253.8 million, or $2.11 per diluted common share, a sequential decrease of 25% from net income of $337.6 million, or $2.82 per diluted common share, in the third quarter of 2022 primarily due to lower commodity prices in the fourth quarter of 2022, and a year-over-year increase of 18% from net income of $214.8 million, or $1.80 per diluted common share, in the fourth quarter of 2021.

Matador’s fourth quarter 2022 adjusted net income was $249.9 million, or adjusted earnings of $2.08 per diluted common share, a sequential decrease of 22% from adjusted net income of $321.7 million, or $2.68 per diluted common share, in the third quarter of 2022 primarily due to lower commodity prices in the fourth quarter of 2022, and a year-over-year increase of 65% from adjusted net income of $151.2 million, or $1.26 per diluted common share, in the fourth quarter of 2021.

Fourth quarter 2022 Adjusted EBITDA was $461.8 million, a sequential decrease of 14% from $539.7 million in the third quarter of 2022 primarily due to lower commodity prices in the fourth quarter of 2022, and a year-over-year increase of 54% from $299.1 million in the fourth quarter of 2021.

The following table summarizes Matador’s realized commodity prices during the fourth quarter of 2022, as compared to the third quarter of 2022 and the fourth quarter of 2021.

Realized Commodity Prices	Q4 2022	Q3 2022	Sequential(1)	Q4 2021	YoY(2)

Oil Prices, per Bbl	$83.90	$94.36	(11)%	$76.82	+9%
Natural Gas Prices, per Mcf	$5.65	$9.22	(39)%	$7.68	+74%
(1) Fourth quarter 2022 as compared to third quarter 2022.
(2) Fourth quarter 2022 as compared to fourth quarter 2021.

The Company continues to improve completion capital efficiencies with dual-fuel pressure pumping and Simul-Frac completions. For the full year 2022, drilling and completion costs for all operated horizontal wells turned to sales averaged approximately $879 per completed lateral foot, or 1% below the Company’s expectations of $890 per completed lateral foot. Drilling and completion costs for all operated horizontal wells turned to sales in the fourth quarter of 2022 averaged approximately $1,019 per completed lateral foot.

During the fourth quarter of 2022, Matador’s lease operating expenses were $3.98 per BOE, which was a 9% sequential decrease from $4.38 per BOE in the third quarter of 2022, primarily due to increased production between the two periods, and a 19% year-over-year increase in lease operating expenses from $3.34 per BOE in the fourth quarter of 2021, primarily due to operating cost inflation between the two periods.

Matador’s general and administrative expenses increased 18% sequentially from $2.85 per BOE in the third quarter of 2022 to $3.36 per BOE in the fourth quarter of 2022. General and administrative expenses in the fourth quarter reflected year-end bonus payments made to Matador’s employees related to record 2022 performance as well as employee stock awards that are settled in cash, the values of which are remeasured at each reporting period. These cash-settled stock award amounts increased due to the fact that Matador’s share price increased 17% from $48.92 at September 30, 2022 to $57.24 at December 31, 2022.

Matador’s drilling, completing and equipping (“D/C/E”) and midstream capital expenditures were better than it expected for the fourth quarter of 2022 as set forth in the table below, primarily due to the timing of operations.

Q4 2022 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	188.9	216.0	(13%)
Midstream	10.6	22.0	(52%)
(1) Midpoint of guidance as provided on October 25, 2022.
(2) As compared to the midpoint of guidance provided on October 25, 2022.

Strengthened Balance Sheet

Matador continued to strengthen its balance sheet through the repayment of debt during the fourth quarter of 2022. At December 31, 2022, Matador’s leverage ratio was 0.1x, which was better than the Company’s expectations for year-end 2022. At December 31, 2022, there were no borrowings outstanding under Matador’s reserves-based commercial credit facility.

In late November 2022, Matador received an increase in its borrowing base from $2.0 billion to $2.25 billion under its reserves-based commercial credit facility, an increase of 13%. This increase was based on a review by Matador’s 12 lenders of the Company’s proved oil and natural gas reserves as part of the fall 2022 redetermination process. The elected borrowing commitment under the reserves-based commercial credit facility was reaffirmed at $775 million.

At December 31, 2022, Matador had $699.2 million in senior notes outstanding, which is a reduction of $58.2 million in senior notes during the fourth quarter of 2022 and a reduction of $350.8 million in senior notes during the year ended 2022 from $1.05 billion at December 31, 2021.

Midstream Update

San Mateo also experienced better-than-expected operating and financial results during the fourth quarter of 2022. The table below summarizes San Mateo’s throughput volumes for the fourth quarter of 2022, as well as the corresponding results for the third quarter of 2022 and the fourth quarter of 2021. Natural gas gathering and processing and water handling volumes in the fourth quarter of 2022 were all-time highs for San Mateo. The volumes in the table do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made in each period), but for which San Mateo recognized revenues during each period.

San Mateo Throughput Volumes	Q4 2022	Q3 2022	Sequential(1)	Q4 2021	YoY(2)

Natural gas gathering, MMcf per day	305	285	+7%	252	+21%
Natural gas processing, MMcf per day	328	280	+17%	236	+39%
Oil gathering and transportation, Bbl per day	46,000	44,800	+3%	41,800	+10%
Produced water handling, Bbl per day	386,000	358,000	+8%	313,000	+23%
(1) Fourth quarter 2022 as compared to third quarter 2022.
(2) Fourth quarter 2022 as compared to fourth quarter 2021.

During the fourth quarter of 2022, San Mateo achieved net income of $37.0 million, a 10% sequential increase from $33.6 million in both the third quarter of 2022 and the fourth quarter of 2021. This quarterly result was a record high for San Mateo and above the Company’s expectations for the fourth quarter, primarily resulting from stronger-than-expected throughput volumes.

San Mateo achieved Adjusted EBITDA of $52.3 million in the fourth quarter of 2022, a 10% sequential increase from $47.6 million in the third quarter of 2022, and a 20% year-over-year increase from $43.6 million in the fourth quarter of 2021. This quarterly result was a record high for San Mateo and above the Company’s expectations for the fourth quarter for the reasons noted above.

In the fourth quarter of 2022, San Mateo’s net cash provided by operating activities was $44.8 million, leading to San Mateo adjusted free cash flow of $27.7 million.

In December 2022, the lenders under San Mateo’s revolving credit facility (the “San Mateo Credit Agreement”) extended the maturity of the facility by three years from December 2023 to December 2026 and increased the lender commitments from $450 million to $485 million. In addition, the lenders agreed to refresh the San Mateo Credit Agreement’s accordion feature of $250 million, which could expand lender commitments to up to $735 million. Total borrowings outstanding under the San Mateo Credit Agreement at December 31, 2022 were $465 million. In early 2023, San Mateo repaid $30 million in borrowings outstanding under its credit facility, and as of February 21, 2023, $435 million was outstanding under the San Mateo Credit Agreement. The San Mateo Credit Agreement is non-recourse with respect to Matador and its wholly-owned subsidiaries, but is guaranteed by San Mateo’s subsidiaries and secured by substantially all of San Mateo’s assets, including real property.

Capital expenditures for Pronto Midstream, LLC (“Pronto”) and Matador’s portion of San Mateo’s capital expenditures were $10.6 million in the fourth quarter of 2022, about $11 million less than the Company’s estimate of $22 million, primarily due to the timing of operations.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2022 and 2021.

	At December 31,		% YoY Change
	2022	2021
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	196,289	181,306	+8%
Natural Gas (Bcf)(4)	962.6	852.5	+13%
Total (MBOE)(5)	356,722	323,397	+10%
Estimated proved developed reserves:
Oil (MBbl)(3)	116,030	102,233	+13%
Natural Gas (Bcf)(4)	632.9	546.2	+16%
Total (MBOE)(5)	221,507	193,262	+15%
Percent developed	62.1%	59.8%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	80,259	79,073	+1%
Natural Gas (Bcf)(4)	329.7	306.4	+8%
Total (MBOE)(5)	135,215	130,135	+4%
Standardized Measure (in millions)(6)	$6,983.2	$4,375.4	+60%
PV-10 (in millions)(7)	$9,132.2	$5,347.6	+71%
Commodity prices:(2)
Oil (per Bbl)	$90.15	$63.04	+43%
Natural Gas (per MMBtu)	$6.36	$3.60	+77%

(1) Numbers in table may not total due to rounding.
(2) Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of first-day-of-the-month prices for the period from January through December 2022 were $90.15 per Bbl for oil and $6.36 per MMBtu for natural gas and for the period from January through December 2021 were $63.04 per Bbl for oil and $3.60 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids (“NGL”) associated with the natural gas is included in the estimated wellhead price on those properties where NGLs are extracted and sold.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.

(5) One thousand barrels of oil equivalent, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(6) Standardized Measure represents the present value of estimated future net cash flows from proved reserves, less estimated future development, production, plugging and abandonment and income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized Measure is not an estimate of the fair market value of Matador’s properties.
(7) PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures.” PV-10 is not an estimate of the fair market value of our properties.

The proved reserves estimates presented for each period in the table above were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These proved reserves estimates were prepared in accordance with the Securities and Exchange Commission’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

Matador’s total proved oil and natural gas reserves increased 10% year-over-year from 323.4 million BOE (56% oil, 60% proved developed, 97% Delaware Basin), consisting of 181.3 million barrels of oil and 852.5 billion cubic feet of natural gas, at December 31, 2021 to 356.7 million BOE (55% oil, 62% proved developed, 97% Delaware Basin), consisting of 196.3 million barrels of oil and 962.6 billion cubic feet of natural gas, at December 31, 2022. Matador’s oil, natural gas and total proved reserves at December 31, 2022 were each at an all-time high.

The Standardized Measure of Matador’s total proved oil and natural gas reserves increased 60% from $4.38 billion at December 31, 2021 to $6.98 billion at December 31, 2022. The PV-10 (a non-GAAP financial measure) of Matador’s total proved oil and natural gas reserves increased 71% from $5.35 billion at December 31, 2021 to $9.13 billion at December 31, 2022. The increase in both Standardized Measure and PV-10 of Matador’s proved oil and natural gas reserves at December 31, 2022 resulted primarily from the 10% year-over-year increase in total proved reserves and the significant increase in both oil and natural gas prices used to estimate proved reserves at December 31, 2022, as compared to December 31, 2021. At December 31, 2022, the oil and natural gas prices used to estimate total proved reserves were $90.15 per barrel (a 43% increase) and $6.36 per MMBtu (a 77% increase), respectively, as compared to $63.04 per barrel and $3.60 per MMBtu, respectively, at December 31, 2021.

Matador’s proved developed oil and natural gas reserves increased 15% year-over-year from 193.3 million BOE (53% oil), consisting of 102.2 million barrels of oil and 546.2 billion cubic feet of natural gas, at December 31, 2021 to 221.5 million BOE (52% oil), consisting of 116.0 million barrels of oil and 632.9 billion cubic feet of natural gas, at December 31, 2022. Matador’s proved developed oil, natural gas and total reserves at December 31, 2022 were each at an all-time high.

Matador’s proved undeveloped reserves at December 31, 2022 increased 4% year-over-year from 130.1 million BOE (61% oil), consisting of 79.1 million barrels of oil and 306.4 billion cubic feet of natural gas, at December 31, 2021 to 135.2 million BOE (59% oil), consisting of 80.3 million barrels of oil and 329.7 billion cubic feet of natural gas, at December 31, 2022.

Matador estimates total proved oil and natural gas reserves of the properties associated with the Advance acquisition of approximately 106.4 million BOE (73% oil) at December 31, 2022. PV-10 of the proved oil and natural gas reserves of these properties at December 31, 2022 was approximately $2.86 billion using the same unweighted arithmetic average first-day-of-the-month prices for the previous 12-month period being used to value the Company’s reserves at December 31, 2022. Matador expects to add future proved reserves and reserves value as a result of the development of the Advance properties going forward. The reserves estimates relating to the Advance properties were prepared by Matador’s engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc.

Full Year 2023 Guidance Summary

As previously announced on January 24, 2023, a wholly-owned subsidiary of Matador entered into a definitive agreement to acquire Advance, including certain oil and natural gas producing properties and undeveloped acreage located primarily in Lea County, New Mexico and Ward County, Texas. The consideration for the Advance acquisition will consist of an initial cash payment of $1.6 billion, subject to customary closing adjustments, plus additional cash consideration of $7.5 million for each month during 2023 in which the average oil price as defined in the securities purchase agreement exceeds $85 per barrel. The Advance acquisition is subject to customary closing conditions and is expected to close early in the second quarter of 2023 with an effective date of January 1, 2023.

Matador’s full year 2023 guidance estimates are summarized in the table below, as compared to the actual results for 2022. These estimates are pro forma for the expected closing of the Advance acquisition in the second quarter of 2023. Matador’s production estimates for 2023 only include production from the Advance properties following closing of the acquisition, which is expected to occur in the second quarter of 2023, because any production revenues from the Advance assets prior to the closing date will be part of the purchase price adjustment at closing.

Guidance Metric	Actual 2022 Results	2023 Guidance Range	% YoY Change(1)
Total Oil Production	21.9 million Bbl(2)	26.4 to 27.3 million Bbl	+22%
Total Natural Gas Production	99.3 Bcf(3)	107.7 to 113.7 Bcf	+11%
Total Oil Equivalent Production	38.5 million BOE(4)	44.35 to 46.25 million BOE	+18%
D/C/E CapEx(5)	$773 million	$1,180 to $1,320 million	+62%
Midstream CapEx(6)	$44 million	$150 to $200 million	+298%
Total D/C/E and Midstream CapEx	$817 million	$1,330 to $1,520 million	+74%
(1) Represents percentage change from 2022 actual results to the midpoint of 2023 guidance range.
(2) One barrel of oil.
(3) One billion cubic feet of natural gas.
(4) One barrel of oil equivalent, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto. Excludes the acquisition cost of Pronto in 2022.

The full year 2023 guidance estimates presented in the table above are based upon the following key assumptions for 2023 drilling and completions activity and capital expenditures.

•Matador began 2023 operating seven drilling rigs in the Delaware Basin. At February 21, 2023, Advance was utilizing one drilling rig to drill 21 gross (18.9 net) wells in the northern portion of Matador’s Antelope Ridge asset area in Lea County, New Mexico, but these wells are not expected to be turned to sales until 2024. Following the closing of the Advance acquisition, Matador expects to operate eight drilling rigs in the Delaware Basin throughout the remainder of 2023.

•Matador estimates its 2023 D/C/E capital expenditures will be $1.18 to $1.32 billion, as further detailed in the table below. These 2023 estimates include D/C/E capital expenditures of $225 to $275 million associated with the Advance properties that are expected to be incurred following the closing of the Advance acquisition, including capital expenditures relating to 21 gross (20.4 net) drilled but uncompleted wells expected to be turned to sales in the second half of 2023.

D/C/E CapEx(1) Components	Actual 2022 Results	2023 CapEx Estimates	% YoY Change(2)
Operated	$640 million	$1.05 to $1.16 billion	+73%
Non-Operated	$55 million	$35 to $45 million	(27%)
Artificial Lift / Other Production Related	$50 million	$60 to $70 million	+30%
Capitalized G&A and Interest	$28 million	$35 to $45 million	+43%
Total D/C/E CapEx	$773 million	$1.18 to $1.32 billion	+62%
(1) Capital expenditures associated with drilling, completing and equipping wells.
(2) Represents percentage change from 2022 actual results to the midpoint of 2023 guidance range.

•Matador’s estimated 2023 D/C/E capital expenditures include an expected 10 to 20% increase due to inflation. Matador anticipates full-year 2023 drilling and completion costs per completed lateral foot to average approximately $1,125 per completed lateral foot, or a 10% increase as compared to $1,019 in the fourth quarter of 2022. As it has done in the past, Matador expects to continue to seek to mitigate the impact of inflation on its operations through the use of capital efficiencies such as Simul-Frac and Remote Simul-Frac operations, casing optimization design, using existing infrastructure, and increased operating efficiency to reduce drilling and completion days on wells.

•Matador estimates 2023 midstream capital expenditures of $150 to $200 million. This estimate includes (i) $55 to $75 million for Matador’s 51% share of San Mateo’s 2023 estimated capital expenditures of approximately $108 to $147 million and (ii) $95 to $125 million for other wholly-owned midstream projects, including projects expected to be completed by Pronto. San Mateo’s 2023 capital expenditures include a variety of projects needed to provide service for newly drilled wells operated by Matador and other San Mateo customers. Pronto’s 2023 capital expenditures include projects to connect certain Matador leaseholds in Lea County, New Mexico to Pronto’s Marlan cryogenic natural gas processing plant (the “Marlan Processing Plant”) and to connect the Marlan Processing Plant to San Mateo’s Black River cryogenic processing plant.

2023 Operating Plan

The table below provides Matador’s expectations for operated and non-operated wells to be turned to sales during 2023. These estimates are pro forma for the expected closing of the Advance acquisition in the second quarter of 2023. Additional details regarding Matador’s drilling and completions program for 2023 are provided in the slide presentation accompanying this press release.

	Avg. Operated	Operated		Non-Operated			Total		Gross Operated
Asset/Operating Area	Lateral Length(1) (feet)	Gross	Net	Gross	Net		Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	9,900	8	7.7	-	-		8	7.7	2-WC B, 2-3BS Carb, 4-2BS
Antelope Ridge (All Other)	10,300	12	9.1	7	0.8		19	9.9	4-WC A, 2-3BS, 5-2BS, 1-1BS
Arrowhead	9,700	18	11.5	18	1.0		36	12.5	8-WC A, 8-2BS, 2-1BS
Ranger (Advance Properties)	11,300	21	20.4	-	-		21	20.4	3-WC A, 3-3BS, 6-3BS Carb, 9-2BS
Ranger (All Other)	9,900	21	14.5	17	1.1		38	15.6	1-WC A, 4-3BS, 10-2BS, 6-1BS
Rustler Breaks	7,900	21	13.2	24	1.6		45	14.8	5-WC B, 6-WC A, 8-2BS, 2-1BS
Stateline	10,900	8	8.0	4	0.2		12	8.2	4-WC B, 4-AV
Wolf	9,200	9	8.3	3	0.0		12	8.3	6-WC B, 3-WC A
Delaware Basin	9,800	118	92.7	73	4.7	4.7	191	97.4
Eagle Ford Shale	-	-	-	-	-		-	-	No completions in 2023
Haynesville Shale	-	-	-	16	0.1		16	0.1	No operated completions in 2023
Total	9,800	118	92.7	89	4.8		207	97.5

Note: WC = Wolfcamp; BS = Bone Spring; BS Carb = Bone Spring Carbonate; AV = Avalon. For example, 2-WC B indicates two Wolfcamp B completions and 2-3BS Carb indicates two Third Bone Spring Carbonate completions. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.
(1) Average completed lateral length for all Matador-operated horizontal wells expected to be turned to sales in 2023.

2023 Production Estimates and Cadence

Oil, Natural Gas and Oil Equivalent Production Growth and Anticipated Cadence

The table below provides estimated ranges for Matador’s average daily oil, natural gas and total oil equivalent production on a quarterly basis throughout 2023 pro forma for the anticipated closing of the Advance acquisition in the second quarter of 2023, as compared to actual average daily oil, natural gas and total oil equivalent production in the fourth quarter of 2022. While the table below should provide a reasonable expectation of the Company’s production growth profile for 2023 as of February 21, 2023, the Company anticipates updating these quarterly estimates for the second quarter of 2023 and future periods throughout the year, as necessary to reflect its actual results and then-current estimates.

2023 Quarterly Production Estimates
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q4 2022	111,735	62,316	296.5	56%
Q1 2023	100,500 to 101,500	55,000 to 56,000	270.7 to 274.7	55%
Q2 2023	117,000 to 119,000	69,200 to 70,200	287.0 to 291.0	59%
Q3 2023	133,000 to 135,000	80,500 to 81,500	314.5 to 318.5	61%
Q4 2023	142,000 to 144,000	87,000 to 88,000	332.0 to 336.0	61%

% Change YoY, Q4 2023	+27 to +29%	+40 to +41%	+12 to +13%	+5%

The Company anticipates its average daily oil equivalent production should increase 17% from 101,000 BOE per day in the first quarter of 2023 to 118,000 BOE per day in the second quarter of 2023. This significant sequential increase is primarily attributable to the anticipated closing of the Advance acquisition in the second quarter. Any delays in the anticipated closing date could result in less production recorded in the second quarter of 2023 than currently forecasted.

Delaware Basin Production Growth

Matador estimates total oil equivalent production of 43.9 million BOE (61% oil) from the Delaware Basin, or 120,200 BOE per day, at the midpoint of 2023 guidance, a year-over-year increase of 20% from 2022. The Company anticipates its total oil and natural gas production from the Delaware Basin should increase 23% and 16%, respectively, year-over-year, at the midpoint of 2023 production guidance.

First and Second Quarter 2023 Production Estimates

As noted in the table above, Matador expects its average daily total production to decrease 10% sequentially from 111,700 BOE per day in the fourth quarter of 2022 to approximately 101,000 BOE per day in the first quarter of 2023. The Company’s first quarter 2023 production volumes have been impacted by several factors that have deferred portions of its anticipated first quarter production to the second quarter of 2023, including (i) production shut-in on 17 wells in the Rodney Robinson leasehold while the Company conducts hydraulic fracturing operations on nine new wells, including incremental shut-ins originally anticipated in the fourth quarter of 2022 that were deferred to the first quarter of 2023; and (ii) more wells than originally anticipated being shut-in across our other asset areas while offset operators conduct hydraulic fracturing operations adjacent to our properties. Another circumstance impacting production in the first quarter of 2023 is the fact that the 24 gross (15.4 net) operated horizontal wells turned to sales in the fourth quarter of 2022 had an average working interest of 64%, as compared to an average working interest of 88% for operated horizontal wells turned to sales in the first nine months of 2022. As a result of these factors, the wells turned to sales during the fourth quarter of 2022 are expected to be less impactful to net production in the first quarter of 2023 than otherwise would be expected with higher interest wells. In addition, most of the operated wells Matador expects to turn to sales in the first quarter of 2023, including all eight Rodney Robinson wells, are not expected online until the latter half of the quarter and will not fully contribute to production in the first quarter.

Matador anticipates its second quarter 2023 average daily total production to increase sequentially by 16 to 18%, as compared to the first quarter of 2023, with average daily oil production anticipated to increase by 25 to 26%. This significant sequential increase is primarily attributable to the anticipated closing of the Advance acquisition in the second quarter. Any delays in the anticipated closing date could result in less production recorded in the second quarter of 2023 than currently forecasted. Matador’s production estimates for 2023 only include production from the Advance properties following closing of the acquisition, which is expected to occur in the second quarter of 2023, because any production revenues from the Advance assets prior to the closing date will be part of the purchase price adjustment at closing.

First Quarter 2023 Commodity Price Differentials

The following table summarizes Matador’s expectations for commodity price differentials for the first quarter of 2023, as compared to the fourth quarter of 2022.

	Q4 2022			Q1 2023E
Realized Commodity Prices	Benchmark(1)	Actual Realized Price	Actual Differential	Differential Guidance(2)
Oil Prices, per Bbl	$82.60	$83.90	+$1.30	($1.50) to ($0.50)
Natural Gas Prices, per Mcf	$6.08	$5.65	($0.43)	$0.00 to +$1.00
(1) Oil benchmark is WTI and natural gas benchmark is Henry Hub.
(2) As provided on February 21, 2023.

•The reduction in the realized oil price differential in the first quarter of 2023 is primarily attributable to the change in the monthly “roll” in the first quarter of 2023, as compared to the fourth quarter of 2022.

•The improvement in the realized natural gas price differential in the first quarter of 2023 is primarily attributable to improvement in the natural gas price differential at the Waha hub in West Texas in the first quarter of 2023, as compared to the fourth quarter of 2022. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price. NGL prices do not contribute to or affect Matador’s realized gain or loss on natural gas derivatives.
Environmental, Social and Governance (“ESG”) Update

Matador is committed to creating long-term value for its stakeholders in a responsible manner by pursuing sound growth and earnings objectives and exercising prudence in the use of its assets and resources. In December 2022, Matador was pleased to issue its annual Sustainability Report on Matador’s ongoing ESG-related initiatives. This report highlights Matador’s continued progress and improvements in its operating practices, including quantitative sustainability metrics aligned with standards developed by the Sustainability Accounting Standards Board (“SASB”), and should provide Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress. Matador’s Sustainability Report, including the SASB-aligned sustainability metrics, is available on the Company’s website at www.matadorresources.com/sustainability.

Conference Call Information

The Company will host a live conference call on Wednesday, February 22, 2023, at 10:00 a.m. Central Time to discuss its fourth quarter and full year 2022 financial and operational results, as well as its 2023 operating plan and market guidance. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BI7729c95d8e704d7c898ad682abf857dd and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, the consummation and timing of the Advance acquisition, the anticipated benefits, opportunities and results with respect to the Advance acquisition, including any expected value creation, reserves additions, midstream opportunities and other anticipated impacts from the Advance acquisition, as well as other aspects of the transaction, guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the ability of the parties to consummate the Advance acquisition in the anticipated timeframe or at all; risks related to the satisfaction or waiver of the conditions to closing the Advance acquisition in the anticipated timeframe or at all; risks related to obtaining the requisite regulatory approvals for the Advance acquisition, disruption from the Advance acquisition making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Advance acquisition; the risk of litigation and/or regulatory actions related to the Advance acquisition, as well as the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, or variants thereof, on oil and natural gas demand, oil and natural gas prices and its business; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Net Production Volumes:(1)
Oil (MBbl)(2)	5,733	5,535	4,578
Natural gas (Bcf)(3)	27.3	24.9	20.7
Total oil equivalent (MBOE)(4)	10,280	9,680	8,030
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	62,316	60,163	49,756
Natural gas (MMcf/d)(6)	296.5	270.3	225.2
Total oil equivalent (BOE/d)(7)	111,735	105,214	87,288
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$83.90	$94.36	$76.82
Oil, with realized derivatives (per Bbl)	$82.39	$91.69	$60.96
Natural gas, without realized derivatives (per Mcf)(8)	$5.65	$9.22	$7.68
Natural gas, with realized derivatives (per Mcf)	$5.32	$7.55	$6.64
Revenues (millions):
Oil and natural gas revenues	$635.0	$751.4	$510.8
Third-party midstream services revenues	$26.7	$24.7	$19.7
Realized loss on derivatives	$(17.6)	$(56.3)	$(94.2)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$6.10	$7.64	$6.48
Lease operating	$3.98	$4.38	$3.34
Plant and other midstream services operating	$2.85	$2.56	$2.12
Depletion, depreciation and amortization	$12.80	$12.28	$11.15
General and administrative(9)	$3.36	$2.85	$3.14
Total(10)	$29.09	$29.71	$26.23
Other (millions):
Net sales of purchased natural gas(11)	$7.0	$8.5	$1.8

Net income (millions)(12)	$253.8	$337.6	$214.8
Earnings per common share (diluted)(12)	$2.11	$2.82	$1.80
Adjusted net income (millions)(12)(13)	$249.9	$321.7	$151.2
Adjusted earnings per common share (diluted)(12)(14)	$2.08	$2.68	$1.26
Adjusted EBITDA (millions)(12)(15)	$461.8	$539.7	$299.1
Net cash provided by operating activities (millions)(16)	$446.5	$557.0	$334.5
Adjusted free cash flow (millions)(12)(17)	$249.3	$269.1	$119.3
San Mateo net income (millions)(18)	$37.0	$33.6	$33.6
San Mateo Adjusted EBITDA (millions)(15)(18)	$52.3	$47.6	$43.6
San Mateo net cash provided by operating activities (millions)(18)	$44.8	$38.3	$33.1
San Mateo adjusted free cash flow (millions)(17)(18)	$27.7	$16.4	$28.9

D/C/E capital expenditures (millions)	$188.9	$241.8	$165.7
Midstream capital expenditures (millions)(19)	$10.6	$14.7	$6.6

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.41, $0.39 and $0.43 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2022, the third quarter of 2022 and the fourth quarter of 2021, respectively.
(10) Total does not include the impact of full-cost ceiling impairment charges, purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and NGLs to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $43.1 million, $77.9 million and $31.8 million less expenses of $36.0 million, $69.4 million and $30.1 million in the fourth quarter of 2022, the third quarter of 2022 and the fourth quarter of 2021, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto. Excludes the acquisition cost of Pronto in 2022.

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2022	2021
ASSETS
Current assets
Cash	$505,179	$48,135
Restricted cash	42,151	38,785
Accounts receivable
Oil and natural gas revenues	224,860	164,242
Joint interest billings	180,947	48,366
Other	48,011	28,808
Derivative instruments	3,930	1,971
Lease and well equipment inventory	15,184	12,188
Prepaid expenses and other current assets	51,570	28,810
Total current assets	1,071,832	371,305
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	6,862,455	6,007,325
Unproved and unevaluated	977,502	964,714
Midstream properties	1,057,668	900,979
Other property and equipment	32,847	30,123
Less accumulated depletion, depreciation and amortization	(4,512,275)	(4,046,456)
Net property and equipment	4,418,197	3,856,685
Other assets
Other long-term assets	64,476	34,163
Total assets	$5,554,505	$4,262,153
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$58,848	$26,256
Accrued liabilities	261,310	253,283
Royalties payable	117,698	94,359
Amounts due to affiliates	32,803	27,324
Derivative instruments	—	16,849
Advances from joint interest owners	52,357	18,074
Other current liabilities	52,857	28,692
Total current liabilities	575,873	464,837
Long-term liabilities
Borrowings under Credit Agreement	—	100,000
Borrowings under San Mateo Credit Facility	465,000	385,000
Senior unsecured notes payable	695,245	1,042,580
Asset retirement obligations	52,985	41,689
Deferred income taxes	428,351	77,938
Other long-term liabilities	19,960	22,721
Total long-term liabilities	1,661,541	1,669,928
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 shares authorized; 118,953,381 and 117,861,923 shares issued; and 118,948,624 and 117,850,233 shares outstanding, respectively	1,190	1,179
Additional paid-in capital	2,101,999	2,077,592
Retained earnings (accumulated deficit)	1,007,642	(171,318)
Treasury stock, at cost, 4,757 and 11,945 shares, respectively	(34)	(243)
Total Matador Resources Company shareholders’ equity	3,110,797	1,907,210
Non-controlling interest in subsidiaries	206,294	220,178
Total shareholders’ equity	3,317,091	2,127,388
Total liabilities and shareholders’ equity	$5,554,505	$4,262,153

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues
Oil and natural gas revenues	$635,010	$510,770	$2,905,738	$1,700,542
Third-party midstream services revenues	26,707	19,725	90,606	75,499
Sales of purchased natural gas	43,065	31,836	200,355	86,034
Realized loss on derivatives	(17,618)	(94,162)	(157,483)	(220,105)
Unrealized gain on derivatives	20,311	98,189	18,809	21,011
Total revenues	707,475	566,358	3,058,025	1,662,981
Expenses
Production taxes, transportation and processing	62,752	52,074	282,193	178,987
Lease operating	40,933	26,840	157,105	108,964
Plant and other midstream services operating	29,257	17,007	95,522	61,459
Purchased natural gas	36,034	30,062	178,937	77,126
Depletion, depreciation and amortization	131,601	89,537	466,348	344,905
Accretion of asset retirement obligations	682	539	2,421	2,068
General and administrative	34,516	25,178	116,229	96,396
Total expenses	335,775	241,237	1,298,755	869,905
Operating income	371,700	325,121	1,759,270	793,076
Other income (expense)
Net loss on asset sales and impairment	—	(80)	(1,311)	(331)
Interest expense	(16,424)	(19,108)	(67,164)	(74,687)
Other expense	(2,439)	(1,466)	(5,121)	(2,712)
Total other expense	(18,863)	(20,654)	(73,596)	(77,730)
Income before income taxes	352,837	304,467	1,685,674	715,346
Income tax provision (benefit)
Current	2,937	—	54,877	—
Deferred	77,991	73,222	344,480	74,710
Total income tax provision	80,928	73,222	399,357	74,710
Net income	271,909	231,245	1,286,317	640,636
Net income attributable to non-controlling interest in subsidiaries	(18,117)	(16,455)	(72,111)	(55,668)
Net income attributable to Matador Resources Company shareholders	$253,792	$214,790	$1,214,206	$584,968
Earnings per common share
Basic	$2.15	$1.83	$10.28	$5.00
Diluted	$2.11	$1.80	$10.11	$4.91
Weighted average common shares outstanding
Basic	118,298	117,384	118,122	116,999
Diluted	120,074	119,575	120,131	119,163

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating activities
Net income	$271,909	$231,245	$1,286,317	$640,636
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized gain on derivatives	(20,311)	(98,189)	(18,809)	(21,011)
Depletion, depreciation and amortization	131,601	89,537	466,348	344,905
Accretion of asset retirement obligations	682	539	2,421	2,068
Stock-based compensation expense	4,236	3,422	15,123	9,039
Deferred income tax provision	77,991	73,222	344,480	74,710
Amortization of debt issuance cost and other debt related costs	165	1,216	(517)	3,659
Net loss on asset sales and impairment	—	80	1,311	331
Changes in operating assets and liabilities
Accounts receivable	(35,325)	12,765	(205,426)	(98,456)
Lease and well equipment inventory	(1,115)	(358)	(2,847)	(1,537)
Prepaid expenses and other current assets	(1,066)	(2,271)	(22,952)	(11,786)
Other long-term assets	(82)	(581)	175	56
Accounts payable, accrued liabilities and other current liabilities	8,938	16,272	63,455	76,891
Royalties payable	(16,675)	2,997	23,339	28,310
Advances from joint interest owners	25,364	5,869	34,283	7,018
Other long-term liabilities	211	(1,236)	(7,962)	(1,478)
Net cash provided by operating activities	446,523	334,529	1,978,739	1,053,355
Investing activities
Drilling, completion and equipping capital expenditures	(226,377)	(113,650)	(771,830)	(431,136)
Acquisition of oil and natural gas properties	(20,819)	(208,889)	(155,074)	(238,609)
Midstream capital expenditures	(28,638)	(23,137)	(80,051)	(63,359)
Acquisition of midstream assets	—	—	(75,816)	—
Expenditures for other property and equipment	(523)	89	(1,213)	(376)
Proceeds from sale of assets	—	—	46,507	4,215
Net cash used in investing activities	(276,357)	(345,587)	(1,037,477)	(729,265)
Financing activities
Repayments of borrowings under Credit Agreement	—	(210,000)	(300,000)	(600,000)
Borrowings under Credit Agreement	—	190,000	200,000	260,000
Repayments of borrowings under San Mateo Credit Facility	(30,000)	(20,000)	(150,000)	(84,000)
Borrowings under San Mateo Credit Facility	55,000	47,500	230,000	135,000
Cost to enter into or amend credit facilities	(3,219)	(3,230)	(3,725)	(4,108)
Purchase of senior unsecured notes	(60,342)	—	(344,302)	—
Dividends paid	(11,752)	(5,840)	(35,246)	(14,581)
Contributions related to formation of San Mateo	5,500	11,000	28,250	48,626
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(18,620)	(16,170)	(85,995)	(61,985)
Taxes paid related to net share settlement of stock-based compensation	(978)	(4,050)	(19,242)	(8,211)
Other	(145)	977	(592)	706
Net cash used in financing activities	(64,556)	(9,813)	(480,852)	(328,553)
Increase (decrease) in cash and restricted cash	105,610	(20,871)	460,410	(4,463)
Cash and restricted cash at beginning of period	441,720	107,791	86,920	91,383
Cash and restricted cash at end of period	$547,330	$86,920	$547,330	$86,920

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$253,792	$337,572	$214,790	$1,214,206	$584,968
Net income attributable to non-controlling interest in subsidiaries	18,117	16,456	16,455	72,111	55,668
Net income	271,909	354,028	231,245	1,286,317	640,636
Interest expense	16,424	15,996	19,108	67,164	74,687
Total income tax provision	80,928	113,941	73,222	399,357	74,710
Depletion, depreciation and amortization	131,601	118,870	89,537	466,348	344,905
Accretion of asset retirement obligations	682	679	539	2,421	2,068
Unrealized gain on derivatives	(20,311)	(43,097)	(98,189)	(18,809)	(21,011)
Non-cash stock-based compensation expense	4,236	3,810	3,422	15,123	9,039
Net loss on asset sales and impairment	—	1,113	80	1,311	331
Expense (income) related to contingent consideration and other	1,969	(2,288)	1,485	4,926	1,485
Consolidated Adjusted EBITDA	487,438	563,052	320,449	2,224,158	1,126,850
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(25,650)	(23,322)	(21,382)	(97,002)	(74,877)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$461,788	$539,730	$299,067	$2,127,156	$1,051,973

	Three Months Ended			Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$446,523	$556,960	$334,529	$1,978,739	$1,053,355
Net change in operating assets and liabilities	19,750	(9,774)	(33,457)	117,935	982
Interest expense, net of non-cash portion	15,219	15,013	17,892	63,064	71,028
Current income tax provision	2,937	270	—	54,877	—
Expense related to contingent consideration and other	3,009	583	1,485	9,543	1,485
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(25,650)	(23,322)	(21,382)	(97,002)	(74,877)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$461,788	$539,730	$299,067	$2,127,156	$1,051,973

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$36,971	$33,584	$33,583	$147,163	$113,607
Depletion, depreciation and amortization	8,301	8,258	7,808	32,378	30,522
Interest expense	7,000	4,570	2,180	16,829	8,434
Accretion of asset retirement obligations	75	70	66	282	247
Net loss on impairment and one-time plant payment	—	1,113	—	1,311	1,500
Adjusted EBITDA	$52,347	$47,595	$43,637	$197,963	$154,310

	Three Months Ended			Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$44,803	$38,333	$33,121	$178,549	$143,744
Net change in operating assets and liabilities	1,029	4,948	8,585	3,848	1,689
Interest expense, net of non-cash portion	6,515	4,314	1,931	15,566	7,377
One-time plant payment	—	—	—	—	1,500
Adjusted EBITDA	$52,347	$47,595	$43,637	$197,963	$154,310

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$253,792	$337,572	$214,790	$1,214,206
Total income tax provision	80,928	113,941	73,222	399,357
Income attributable to Matador Resources shareholders before taxes	334,720	451,513	288,012	1,613,563
Less non-recurring and unrealized charges to income before taxes:
Unrealized gain on derivatives	(20,311)	(43,097)	(98,189)	(18,809)
Net loss on asset sales and impairment	—	1,113	80	1,311
Expense (income) related to contingent consideration and other	1,969	(2,288)	1,485	4,926
Adjusted income attributable to Matador Resources shareholders before taxes	316,378	407,241	191,388	1,600,991
Income tax expense(1)	66,439	85,521	40,191	336,208
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$249,939	$321,720	$151,197	$1,264,783

Weighted average shares outstanding - basic	118,298	118,136	117,384	118,122
Dilutive effect of options and restricted stock units	1,776	1,714	2,191	2,009
Weighted average common shares outstanding - diluted	120,074	119,850	119,575	120,131
Adjusted earnings per share attributable to Matador Resources shareholders (non-GAAP)
Basic	$2.11	$2.72	$1.29	$10.71
Diluted	$2.08	$2.68	$1.26	$10.53

(1)Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022
Net cash provided by operating activities	$446,523	$556,960	$334,529	$1,978,739
Net change in operating assets and liabilities	19,750	(9,774)	(33,457)	117,935
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(22,458)	(21,208)	(20,436)	(89,375)
Performance incentives received from Five Point	5,500	—	11,000	28,250
Total discretionary cash flow	449,315	525,978	291,636	2,035,549

Drilling, completion and equipping capital expenditures	226,377	155,560	113,650	771,830
Midstream capital expenditures	28,638	23,103	23,137	80,051
Expenditures for other property and equipment	523	407	(89)	1,213
Net change in capital accruals	(46,621)	90,994	41,888	4,355
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(8,883)	(13,188)	(6,261)	(39,717)
Total accrual-based capital expenditures(3)	200,034	256,876	172,325	817,732
Adjusted free cash flow	$249,281	$269,102	$119,311	$1,217,817

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022
Net cash provided by San Mateo operating activities	$44,803	$38,333	$33,121	$178,549
Net change in San Mateo operating assets and liabilities	1,029	4,948	8,585	3,848
Total San Mateo discretionary cash flow	45,832	43,281	41,706	182,397

San Mateo capital expenditures	27,181	23,059	23,191	79,026
Net change in San Mateo capital accruals	(9,052)	3,855	(10,413)	2,029
San Mateo accrual-based capital expenditures	18,129	26,914	12,778	81,055
San Mateo adjusted free cash flow	$27,703	$16,367	$28,928	$101,342

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future income. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At December 31, 2022	At December 31, 2021
Standardized Measure	$6,983.2	$4,375.4
Discounted future income taxes	2,149.0	972.2
PV-10	$9,132.2	$5,347.6